UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 24, 2025

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	001-07845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Leggett Road, Carthage, MO	64836
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 417-358-8131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value	LEG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment of Credit Agreement

On July 24, 2025, Leggett & Platt, Incorporated (the “Company,” “us,” or “we”) entered into an Amendment Agreement among us, JPMorgan Chase Bank, N.A., as administrative agent (“JPMorgan”), and the Lenders party thereto (the “Amendment Agreement”). The Amendment Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The Amendment Agreement amends and restates the Company’s Fourth Amended and Restated Credit Agreement, dated September 30, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of December 16, 2022, and as amended by that certain Second Amendment to Credit Agreement, dated March 22, 2024) as the “Fifth Amended and Restated Credit Agreement” (the “Credit Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

The Amendment Agreement made the following material changes to the Credit Agreement:

(1) Lender Revolving Commitments Decreased. The aggregate amount of the Lender’s commitments to make Loans under the senior unsecured Revolving Facility was decreased from $1.2 billion to $1.0 billion.

(2) Maturity Date Extended. The maturity date under the Credit Agreement was extended from September 30, 2026 to July 24, 2030.

(3) Decrease in Accordion Feature. The “accordion feature” that previously provided for an increase in borrowing capacity of up to $600 million, upon request of the Company subject to Lenders’ consent, was decreased to an amount of up to $500 million.

(4) Canadian Dollars Reinstated. The Company’s ability to borrow Canadian dollars, which was previously suspended as a result of the expected cessation of the Canadian Dollar Offered Rate, or CDOR, as the benchmark interest rate for such Loans, was reinstated using the Canadian Overnight Repo Rate Average, or CORRA as the benchmark.

(5) Mexican Pesos Suspended. The Company’s ability to borrow Mexican Pesos was suspended until such time the parties agree upon a Benchmark Replacement for the Peso Rate.

(6) Modification of Pricing Grid. The pricing grid (as included in the definition of “Applicable Rate”) under the Credit Agreement was modified as follows:

Prior to the Amendment Agreement, the pricing grid provided:

Ratings for Index Debt	ABR Spread	Fixed/ RFR/CBR Spread	Commitment Fee Rate
>= A+ / A1	0.000%	0.750%	0.060%
= A / A2	0.000%	0.875%	0.070%
= A- / A3	0.000%	1.000%	0.090%
= BBB+ / Baa1	0.125%	1.125%	0.110%
= BBB / Baa2	0.250%	1.250%	0.150%
< BBB / Baa2	0.375%	1.375%	0.200%

After the Amendment Agreement, the pricing grid was changed to provide:

Ratings for Index Debt	ABR Spread	Term Benchmark/ RFR/CBR Spread	Commitment Fee Rate
>= A+ / A1	0.000%	0.750%	0.060%
= A / A2	0.000%	0.875%	0.070%
= A- / A3	0.000%	1.000%	0.090%
= BBB+ / Baa1	0.125%	1.125%	0.100%
= BBB / Baa2	0.250%	1.250%	0.125%
= BBB- / Baa3	0.375%	1.375%	0.175%
< BBB- / Baa3	0.625%	1.625%	0.250%

(7) Financial Covenant. Prior to the Amendment Agreement, the Leverage Ratio covenant required the Company to maintain as of the last day of each fiscal quarter (a)(i) Consolidated Funded Indebtedness minus (ii) the lesser of (A) the aggregate amount of Unrestricted Cash, and (B) $750 million to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, such ratio not being greater than 4.00 to 1.00, with the Leverage Ratio covenant set to automatically reduce to 3.50 to 1.00 as of September 30, 2025; provided, however, that after June 30, 2025, subject to certain limitations, if the Company made a Material Acquisition in any fiscal quarter, at the Company’s election, the maximum Leverage Ratio would increase to 4.00 to 1.00 for the fiscal quarter during which such Material Acquisition was consummated and the next three consecutive fiscal quarters.

The Amendment Agreement provides that the Leverage Ratio covenant is 3.50 to 1.00 and retains the same provision that increases the Leverage Ratio covenant, with certain limitations, to 4.00 to 1.00 in the event of a Material Acquisition in any fiscal quarter during which such Material Acquisition was consummated and the next three consecutive fiscal quarters.

The Credit Agreement serves as back-up for our commercial paper program. As of the date of this filing, the Company has no Borrowing and no outstanding Letters of Credit under the Credit Agreement. Our borrowing capacity under this agreement may materially fluctuate each quarter based on our trailing 12-month Consolidated EBITDA, Unrestricted Cash, debt levels, and Leverage Ratio requirements at the time.

General Terms of the Credit Agreement

The Credit Agreement is a multi-currency credit facility providing us with the ability, from time to time, to borrow, repay and re-borrow up to $1.0 billion (subject to covenant limitations) until July 24, 2030, the maturity date. The Lenders and their respective Revolving Commitments under the Credit Agreement are as follows:

Lenders	Revolving Commitment[1]
JPMorgan Chase Bank, N.A.	$145,000,000
Wells Fargo Bank, National Association	120,000,000
U.S. Bank National Association	120,000,000
MUFG Bank, Ltd.	120,000,000
Bank of America, N.A.	120,000,000
PNC Bank, National Association	100,000,000
Truist Bank	100,000,000
The Toronto Dominion Bank	67,500,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	67,500,000
Arvest Bank	40,000,000

Total	$1,000,000,000

[1]	BMO Bank, N.A. and Svenska Handelsbanken AB (PUBL) New York Branch were Lenders prior to the Amendment Agreement.

Payment of Interest and Principal. The Company is required to periodically pay interest on any outstanding principal balance based upon the elected type of Borrowing, the elected Interest Period and the Agreed Currency, if applicable. The interest rate would generally be based upon either (i) various published rates (including Alternate Base Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, Term CORRA, or the Daily Simple RFR) plus various pre-defined spreads or (ii) a competitive rate accepted by us.

The Company is required to pay the outstanding principal amount at the maturity date. We can prepay the outstanding principal prior to maturity. We also must pay applicable break funding payments if we repay certain Loans prior to maturity.

Acceleration of Indebtedness. Subject to certain customary cure periods, the Credit Agreement provides that if we breach any representation or warranty, do not comply with any covenant, fail to pay principal, interest or fees in a timely manner, or if any Event of Default otherwise occurs, then the Credit Agreement may be terminated, and the Required Lenders may declare all outstanding Indebtedness under the Credit Agreement to be due and immediately payable.

The foregoing is only a summary of the Amendment Agreement and certain terms of the Credit Agreement and is qualified in its entirety by reference to the Amendment Agreement which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

JPMorgan, the other listed Lenders and their affiliates have provided, from time to time, and continue to provide commercial banking and related services, as well as investment banking, financial advisory and other services to us and/or to our affiliates, for which we have paid, and intend to pay, customary fees, and, in some cases, out-of-pocket expenses.

Board Decreases Authorization under Commercial Paper Program

The Board of Directors of the Company, concurrent with the execution of the Amendment Agreement on July 24, 2025, decreased the capacity under the Company’s commercial paper program (the “CP Program”) from $1.2 billion to $1.0 billion. The Credit Agreement acts as support for the marketability of the Company’s CP Program. As of July 24, 2025, the Company had $313 million of commercial paper outstanding.

We issue commercial paper notes (“Notes”) pursuant to a Commercial Paper Issuing and Paying Agent Agreement (the “Agent Agreement”) between U.S. Bank National Association (the “Bank”) and the Company, including the Master Note, filed December 5, 2014 as Exhibit 10.1 to our Form 8-K. The Agent Agreement provides that the Bank will act as (a) depository for the safekeeping of our Notes; (b) issuing agent on behalf of us in connection with the issuance of the Notes; (c) paying agent for the Notes; and (d) depository to receive funds on our behalf. The Agent Agreement contains customary representations, warranties, covenants and indemnification provisions. The Notes are marketed and sold through certain dealers selected by us (each a “Dealer”) pursuant to the Form of Amended and Restated Commercial Paper Dealer Agreement, filed December 5, 2014 as Exhibit 10.2 to our Form 8-K. Each Dealer Agreement provides for the terms under which the respective Dealer will either purchase from us or arrange for the sale by us of the Notes in transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended. The Dealer Agreements are substantially identical, in all material respects, and contain customary representations, warranties, covenants and indemnification provisions.

The Notes are issued at par less a discount representing an interest factor, or at par, if interest bearing, with interest established based upon market conditions and credit ratings in effect at the time of issuance. The maturities of the Notes will vary but may not exceed 270 days. The Notes are not subject to voluntary pre-payment by us or redemption prior to maturity. The Notes rank equally with all of our other unsecured and unsubordinated indebtedness. Such Notes shall be subject to certain event of default provisions, including those related to non-payment of principal or interest when due. The amounts available under our CP Program may be borrowed, repaid and re-borrowed from time to time. We have used the net proceeds from the sale of our Notes for working capital and other general corporate purposes.

The Bank and Dealers and/or their affiliates have provided from time to time, and may continue to provide commercial banking and related services, as well as investment banking, financial advisory and other services to us and our affiliates, for which we have paid, and intend to pay customary fees, and, in some cases, out-of-pocket expenses.

The Notes will not be, and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered, reoffered or sold in the United States, or elsewhere, absent registration or applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption. This Form 8-K is not intended to condition the market in the United States, or elsewhere, for the issuance of any Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above, including Exhibit 10.1 hereto, is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Amendment Agreement, dated as of July 24, 2025 relating to the Fifth Amended and Restated Credit Agreement among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the Lenders party thereto.

10.2	Amendment Agreement, dated as of March 22, 2024 relating to the Fourth Amended and Restated Credit Agreement among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the Lenders named therein, filed March 25, 2024 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated by reference.

10.3	Commercial Paper Issuing and Paying Agent Agreement between U.S. Bank National Association and the Company, dated December 2, 2014, including Master Note, filed December 5, 2014 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated by reference.

10.4	Form of Amended and Restated Commercial Paper Dealer Agreement, filed December 5, 2014 as Exhibit 10.2 to the Company’s Form 8-K, is incorporated by reference.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

*	Denotes filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: July 25, 2025	By:	/s/ JENNIFER J. DAVIS
Jennifer J. Davis Executive Vice President – General Counsel